------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: DECEMBER 31, 2001
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
 Freed, Robert                                  KB HOME (KBH)                                   to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------        Director          10% Owner
    (Last)        (First)         (Middle)     3. I.R.S. Identification   4. Statement for      ----               ---
 10990 Wilshire Boulevard, 7th Floor              Number of Reporting        Month/Year          X   Officer (give    Other (specify
--------------------------------------------      Person, if an entity      February 2002       ---- title below)  --- below)
                  (Street)                        (Voluntary)             -------------------
 Los Angeles, CA 90024                                                    5. If Amendment,
--------------------------------------------                                 Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     01/15/02   A     V       6,089    A                                          D
                                           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     01/15/02   A     V      10,028    A                                          D
                                           (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     01/15/02   F     V       3,090    D                                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     01/15/02   F     V       5,089    D                                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     02/13/02   M             2,000    A        $12.888                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     02/13/02   S             1,595    D        $40.141                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     02/13/02   M             2,100    A        $14.560                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     02/13/02   S             1,674    D        $40.141                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     02/13/02   M             8,978    A        $21.590                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     02/13/02   S             7,160    D        $40.141                           D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           PAGE 1 OF 5 PAGES
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount     8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying           of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities              Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)        ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                             Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                   ity
                             Security                            3, 4, and 5)                                             (Instr. 5)
                                                                               -----------------------------------------
                                                                               Date    Expira-                 Amount or
                                                    -------------------------- Exer-   tion       Title        Number of
                                                    Code  V     (A)     (D)    cisable Date                    Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option
(right to buy)               $12.880     02/13/02     M               2,000  01/26/95  01/26/10  Common Stock   2,000
                                                     (3)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option
(right to buy)               $14.560     02/13/02     M               2,100  01/25/96  01/25/11  Common Stock   2,100
                                                     (3)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option
(right to buy)               $17.750     02/13/02     M              13,334  10/25/99  10/25/14  Common Stock  13,334
                                                     (3)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option
(right to buy)               $21.590     02/13/02     M               8,978  12/05/97  12/05/12  Common Stock   8,978
                                                     (3)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option
(right to buy)               $22.440     02/13/02     M               5,833  12/01/98  12/01/13  Common Stock   5,833
                                                     (3)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option
(right to buy)               $25.000     02/13/02     M              13,334  10/13/00  10/13/15  Common Stock  13,334
                                                     (3)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option
(right to buy)               $33.557     02/13/02     M              11,994  02/19/01  02/19/16  Common Stock  11,994
                                                     (3)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option
(right to buy)               $40.141     02/13/02     A   V  33,918          02/13/02  02/13/17  Common Stock  33,918
                                                     (4)
------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------
       0                      D
--------------------------------------------------------------------------
       0                      D
--------------------------------------------------------------------------
   6,666                      D
--------------------------------------------------------------------------
       0                      D
--------------------------------------------------------------------------
       0                      D
--------------------------------------------------------------------------
  26,666                      D
--------------------------------------------------------------------------
       0                      D
--------------------------------------------------------------------------
  33,918                      D
--------------------------------------------------------------------------
Explanation of Responses:

SEE CONTINUATION PAGE(S) FOR FOOTNOTES

**Intentional misstatements or omissions of facts constitute Federal           /s/ KIMBERLY N. KING                   March 8, 2002
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).               -------------------------------------  -------------
                                                                               **Signature of Reporting Person        Date
Note: File three copies of this Form, one of which must be manually signed.    By: Kimberly N. King Attorney in Fact
      If space provided is insufficient, see Instruction 6 for procedure.      For: Robert Freed


POTENTIAL persons who are to respond to the collection of information contained                          PAGE 2 OF 5 PAGES    Page 2
in this form are not required to respond unless the form displays a currently                                        SEC 1474 (3-99)
valid OMB Number.

------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: DECEMBER 31, 2001
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    FREED, ROBERT                                 KB HOME (KBH)                                 to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------        Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS Identification      4. Statement for      ----               ---
    10990 WILSHIRE BOULEVARD, 7TH FLOOR           Number of Reporting        Month/Year              Officer (give    Other (specify
--------------------------------------------      Person, if an entity       FEBRUARY 2002      ---- title below)  --- below)
                  (Street)                        (Voluntary)             -------------------
    LOS ANGELES, CA 90024                                                 5. If Amendment,
--------------------------------------------                                 Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (Check Applicable Line)
                                                                                                      Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form          Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                  02/13/02   M            5,833      A       $22.440                            D
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                  02/13/02   S            4,652      D       $40.141                            D
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                  02/13/02   M           13,334      A       $17.750                            D
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                  02/13/02   S           10,633      D       $40.141                            D
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                  02/13/02   M           13,334      A       $25.000                            D
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                  02/13/02   S           10,633      D       $40.141                            D
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                  02/13/02   M           11,994      A       $33.557                            D
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                  02/13/02   S            9,565      D       $40.141       28,612               D
------------------------------------------------------------------------------------------------------------------------------------




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE           PAGE 3 OF 5 PAGES  (Over)
NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                               SEC 1474 (3-99)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
Explanation of Responses:

SEE CONTINUATION PAGE(S) FOR FOOTNOTES

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ KIMBERLY N. KING      March 8, 2002
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                    By: Kimberly N. King, Attorney in Fact
                                                                                             For: Robert Freed

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE    PAGE 4 OF 5 PAGES         Page 2
NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.                                       SEC 1474 (3-99)

FREED, ROBERT                              KB HOME (KBH)       PAGE 5 OF 5 PAGES
10990 WILSHIRE BOULEVARD, 7TH FLOOR        FEBRUARY 2002
LOS ANGELES, CA 90024


(1) Common stock awarded as part of reporting person's 2001 performance-based incentive compensation under registrant's 2001 Stock Incentive Plan which is exempt under Section 16(b)-3. The shares are restricted from sale until first anniversary of date of grant.

(2) Payout of common stock under registrant's performance-based, multi-year Unit Performance Program, administered under the registrant's 2001 Stock Incentive Plan which is exempt under Section 16(b)-3.

(3) Broker-assisted exercise/sale pursuant to registrant's Executive Stock Ownership Policy which requires reporting person to own shares of common stock with a value equal to his annual cash compensation (salary and bonus), and to maintain such share ownership throughout his employment. Shares were sold solely to cover tax liability upon exercise and exercise price.

(4) Fair market value replacement options awarded under the 2001 Incentive Stock Plan in accord with registrant's Executive Stock Ownership Policy. Number of options awarded is limited to number of shares sold to pay tax liability and exercise prices.